Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements of TFC Enterprises, Inc. and in the related Prospectuses of our report dated March 9, 2001, except for Note 10, as to which the date is March 28, 2003, with respect to the consolidated financial statements and schedule of TFC Enterprises, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2002:

Registration Statement Number	Description
Form S-8 No. 33-78376	pertaining to the 1993 Employee Stock Purchase Plan
Form S-8 No. 33-98680	pertaining to the 1995 Long Term Incentive Plan
Form S-3 No. 333-50531	registration of 1,135,280 shares of common stock for issuance of warrants

/s/    ERNST & YOUNG LLP

Richmond, Virginia

March 28, 2003